EXHIBIT 99.1

April 1, 2013

Gentlemen,

Please accept my resignation as a Director of Bitzio on April 1, 2013.  I've discussed this with the CEO and we've agreed that this is acceptable.

I will remain a strong supporter of Bitzio and am happy to continue helping the organization in any way that I am able.

Thank you.

Regards,

/s/ William Schonbrun